Exhibit 2.2

                             STOCKHOLDERS' AGREEMENT

      STOCKHOLDERS' AGREEMENT, dated as of October 25, 2002 (the "Agreement"), between Stake Technology Ltd. ("ACQUIROR"), a Canada corporation, Stake Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of ACQUIROR ("Acquisition Subsidiary"), and the Stockholders of OPTA (as defined below) whose names appear on Schedule I hereto (each, a "Stockholder" and collectively, the "Stockholders").

                              W I T N E S S E T H:

      WHEREAS, contemporaneously with the execution and delivery of this Agreement, ACQUIROR, Acquisition Subsidiary and Opta Food Ingredients, Inc., a Delaware corporation ("OPTA"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, (i) the commencement by Acquisition Subsidiary of a tender offer (the "Offer") to acquire all shares of the issued and outstanding Common Stock, par value $.01 per share of OPTA (the "OPTA Common Stock"), at a price per share equal to the Per Share Amount (as defined in the Merger Agreement), and (ii) the subsequent merger of Acquisition Subsidiary with and into OPTA (the "Merger");

      WHEREAS, as of the date hereof, each Stockholder owns (beneficially and of record) the number of shares of OPTA Common Stock set forth opposite such Stockholder's name on Schedule I hereto (all such shares now so owned and which may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Stockholder's "Shares");

      WHEREAS, as a condition to their willingness to enter into the Merger Agreement, ACQUIROR and Acquisition Subsidiary have requested that the Stockholders enter into this Agreement; and

      WHEREAS, in order to induce ACQUIROR and Acquisition Subsidiary to enter into the Merger Agreement, the Stockholders are willing to enter into this Agreement.

      Terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, ACQUIROR, Acquisition Subsidiary and the Stockholders hereby agree as follows:


                                    ARTICLE I

                       TRANSFER AND VOTING OF SHARES; AND
                       OTHER COVENANTS OF THE STOCKHOLDERS

      SECTION 1.1. Voting of Shares. From the date hereof until the termination of this Agreement pursuant to Section 6.1 hereof (the "Term"), at any meeting of the stockholders of OPTA, however called, and in any action by written consent of the stockholders of OPTA, each Stockholder shall vote his or her

Shares (i) in favor of the Merger and the Merger Agreement (as amended from time to time), (ii) against any Acquisition Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of OPTA under the Merger Agreement or which is reasonably likely to result in any of the conditions of OPTA's obligations under the Merger Agreement not being fulfilled, any change in the directors of OPTA, any change in the present capitalization of OPTA or any amendment to OPTA's Certificate of Incorporation or By-Laws, any other material change in OPTA's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Acquisition Subsidiary or its nominees to vote such Shares directly.

      SECTION 1.2. No Inconsistent Arrangements. Except as contemplated by this Agreement and the Merger Agreement, each Stockholder shall not during the Term
(i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of such Stockholder's Shares or any interest therein, or create or, except as set forth on Schedule I hereto, permit to exist any Encumbrance (as defined below) on such Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power of attorney or other authorization in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of his or her obligations hereunder or the transactions contemplated hereby or by the Merger Agreement; provided, that each Stockholder may at any time transfer any of such Stockholder's Shares to a Permitted Transferee, so long as such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement. "Permitted Transferee" means (i) a Person to whom Shares are transferred by gift, will or the laws of descent or distribution, or (ii) (x) such Stockholder's spouse and descendants (whether natural or adopted), (y) any trust that is for the exclusive benefit of such Stockholder, any of the Persons described in clause (x) and/or any charitable foundation or organization and (z) any family partnership the partners of which consist solely of such Stockholder, such spouse, such descendants or such trusts.

      SECTION 1.3. Proxy. Each Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of such Stockholder's Shares and constitutes and appoints Acquisition Subsidiary and ACQUIROR, or any nominee of Acquisition Subsidiary and ACQUIROR, with full power of substitution and resubstitution, at any time during the Term, as his or her true and lawful attorney and proxy (his or her "Proxy"), for and in his or her name, place and stead, to demand that the Secretary of OPTA call a special meeting of the stockholders of OPTA for the purpose of considering any matter referred to in
Section 1.1 (if permitted under OPTA's Certificate of Incorporation or By-Laws) and to vote each of such Shares as his or her Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of OPTA, including the right to sign his or her name (as stockholder) to any consent, certificate or other document relating to OPTA that Delaware law may permit or require as provided in
Section 1.1.

      THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

      SECTION 1.4. Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

      SECTION 1.5. Stop Transfer. During the Term, each Stockholder shall not request that OPTA register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Article III hereof).

      SECTION 1.6. No Solicitation. During the Term, each Stockholder shall not,
(i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. Upon execution of this Agreement, each Stockholder shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

      Each Stockholder will promptly notify ACQUIROR of the existence of any proposal, discussion, negotiation or inquiry received by such Stockholder with respect to any Acquisition Proposal, and each Stockholder will immediately communicate to ACQUIROR the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. Notwithstanding any provision of this Section 1.6 to the contrary, if any Stockholder is a member of the Board of Directors, such member of the Board of Directors may take actions in such capacity to the extent permitted by Section 5.2 of the Merger Agreement.

      SECTION 1.7. Indemnification of Stockholders. ACQUIROR will indemnify each Stockholder against all claims, actions, suits, proceedings or investigations, losses, damages, liabilities (or actions in respect thereof), costs and expenses (including reasonable fees and expenses of counsel) arising out of or based upon the execution or delivery of this Agreement or the performance by such Stockholder of his or her obligations hereunder and in the event of any such claim, action, suit, proceeding or investigation unless ACQUIROR shall have assumed the defense thereof as provided below, (i) ACQUIROR shall pay as incurred the reasonable fees and expenses of counsel selected by the Stockholder, which counsel shall be reasonably satisfactory to ACQUIROR, promptly as statements therefor are received, and (ii) ACQUIROR will cooperate in the defense of any such matter; provided, however, that ACQUIROR shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that ACQUIROR shall not be obliged pursuant to this Section 1.7 to pay the fees and disbursements of more than one counsel for all Stockholders in any single action except to the extent that, in the opinion of counsel for the Stockholders two or more of such Stockholders have conflicting interests in the outcome of such action. In the event any person asserts a claim against a Stockholder for which such Stockholder intends to seek indemnification hereunder, such Stockholder shall give prompt notice to ACQUIROR, and shall permit ACQUIROR to assume the defense of any such claim or any litigation resulting therefrom with counsel selected by ACQUIROR, which counsel shall be reasonably acceptable to such Stockholders; provided that such Stockholder may participate in such defense at his or her own expense, and provided further that the failure of any Stockholder to give notice as provided herein shall not relieve ACQUIROR of its obligations under this Section 1.7 except to the extent ACQUIROR is materially prejudiced thereby. ACQUIROR shall not, in the defense of any such claim or litigation, except with the consent of the Stockholder being indemnified, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Stockholder of a release from all liability in respect of such claim or litigation. Each Stockholder shall promptly furnish such information regarding himself or herself or the claim in question as ACQUIROR may reasonably request and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

      SECTION 1.8. Conflicts. In the case of any Stockholder who is an officer or director of OPTA, no provision of this Agreement shall prevent or interfere with such Stockholder's performance of his or her obligations, if any, solely in his or her capacity as an officer or director of OPTA, including, without limitation, in the case of a director of OPTA, the fulfillment of his or her fiduciary duties, and in no event shall such performance constitute a breach of this Agreement. The execution and delivery of this Agreement by each Stockholder, and the performance of any obligations (or breach thereof) hereunder, are being undertaken, and shall be deemed to have been undertaken, by such persons solely in their capacity as Stockholders.

                                   ARTICLE II

                                TENDER OF SHARES

      SECTION 2.1. Tender. Each Stockholder, severally but not jointly, shall, unless the Offer is terminated or the Merger Agreement is terminated in accordance with its terms, validly tender (or cause the record owner of such shares to validly tender) such Stockholder's Shares pursuant to and in accordance with the terms of the Offer, not later than the tenth business day after commencement of the Offer, and not thereafter withdraw such tender. Each Stockholder hereby acknowledges and agrees that ACQUIROR's and Acquisition Subsidiary's obligation to accept for payment and pay for such Stockholder's Shares in the Offer is subject to the terms and conditions of the Offer. For all his or her Shares validly tendered in the Offer and not withdrawn, each Stockholder will be entitled to receive the highest price paid by Acquisition Subsidiary pursuant to the Offer.

      SECTION 2.2. Disclosure. Each Stockholder hereby authorizes ACQUIROR and Acquisition Subsidiary to publish and disclose in the Offer Documents and, if approval of OPTA's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), his or her identity and ownership of OPTA Common Shares and the nature of his or her commitments, arrangements and understandings under this Agreement.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

      Each Stockholder hereby represents and warrants to ACQUIROR and Acquisition Subsidiary as follows:

      SECTION 3.1. Due Authorization, etc. Such Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Acquisition Subsidiary and ACQUIROR as his or her Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Acquisition Subsidiary and ACQUIROR as Stockholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

      SECTION 3.2. No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which such Stockholder is trustee, (ii) conflict with or violate any law applicable to such Stockholder or by which such Stockholder or any of such Stockholder's properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of such Stockholder, including, without limitation, such Stockholder's Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such breaches, defaults or other occurrences that would not prevent or materially delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

      (b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by the Stockholder shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any governmental or regulatory authority, except (i) for applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent such Stockholder from performing such Stockholder's material obligations under this Agreement.

      SECTION 3.3. Title to Shares. Such Stockholder is the sole record and beneficial owner of his or her Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), other than as set forth on Schedule I hereto and other than restrictions imposed by the securities laws or pursuant to this Agreement and the Merger Agreement, and each Stockholder has, and will transfer to Acquisition Subsidiary, good and valid title to his or her Shares.

      SECTION 3.4. No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder. Such Stockholder hereby acknowledges that he or she is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                       ACQUIROR AND ACQUISITION SUBSIDIARY

      ACQUIROR and Acquisition Subsidiary hereby, jointly and severally, represent and warrant to the Stockholders as follows:

      SECTION 4.1. Due Organization, Authorization, etc. Each of the ACQUIROR and Acquisition Subsidiary is a corporation duly organized and validly existing and, in good standing under the laws of the jurisdiction of its incorporation. ACQUIROR and Acquisition Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Acquisition Subsidiary and ACQUIROR have been duly authorized by all necessary corporate action on the part of Acquisition Subsidiary and ACQUIROR, respectively. This Agreement has been duly executed and delivered by each of Acquisition Subsidiary and ACQUIROR and constitutes a legal, valid and binding obligation of each of Acquisition Subsidiary and ACQUIROR, enforceable against Acquisition Subsidiary and ACQUIROR in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

      SECTION 4.2. No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by the ACQUIROR and Acquisition Subsidiary do not, and the performance of this Agreement by the ACQUIROR and Acquisition Subsidiary shall not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of the ACQUIROR or Acquisition Subsidiary, (ii) conflict with or violate any law applicable to the ACQUIROR or Acquisition Subsidiary or by which the ACQUIROR or Acquisition Subsidiary or any of the ACQUIROR's or Acquisition Subsidiary's properties is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting or acceleration of any obligation under, or require the consent of any other party to, any agreement, contract, instrument, bond, note, indenture, permit, license or franchise to which ACQUIROR or any of its subsidiaries is a party or by which ACQUIROR, any of its subsidiaries or any of their respective property is bound or affected, except any such conflicts or violations that would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent or materially delay the ACQUIROR or Acquisition Subsidiary from performing its obligations under this Agreement.

      (b) The execution and delivery of this Agreement by the ACQUIROR and Acquisition Subsidiary do not, and the performance of this Agreement by the ACQUIROR and Acquisition Subsidiary shall not, require any consent, approval, authorization or permit of, or filing with, or notification to, any governmental or regulatory authority, except (i) for applicable requirements, if any, of the Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated by this Agreement or otherwise prevent the ACQUIROR or Acquisition Subsidiary from performing their material obligations under this Agreement.

                                    ARTICLE V

                                  MISCELLANEOUS

      SECTION 5.1. Termination. This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto or (ii) automatically and without any required action of the parties hereto upon the termination of the Merger Agreement in accordance with its terms. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

      SECTION 5.2. Further Assurance. From time to time, at another party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

      SECTION 5.3. Certain Events. Each Stockholder agrees that this Agreement and such Stockholder's obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all his or her obligations under this Agreement.

      SECTION 5.4. No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder or, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

      SECTION 5.5. Specific Performance. Each Stockholder acknowledges that if such Stockholder fails to perform any of his or her obligations under this Agreement, immediate and irreparable harm or injury would be caused to ACQUIROR and Acquisition Subsidiary for which money damages would not be an adequate remedy. In such event, each Stockholder agrees that each of ACQUIROR and Acquisition Subsidiary shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if ACQUIROR or Acquisition Subsidiary should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Stockholder hereby waives the claim or defense that ACQUIROR or Acquisition Subsidiary, as the case may be, has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

      SECTION 5.6. Notice. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):


      (a) If to ACQUIROR or Acquisition Subsidiary:

          Stake Technology Ltd.
          2838 Highway 7
                  Norval, Ontario L0P 1K0, Canada
          Attention: Chairman
          Facsimile: (905) 455-2929

          With a copy to:

          Robert T. Lincoln, Esq.
          Dunnington, Bartholow & Miller LLP
          666 Third Avenue
          New York, New York 10017-5683
          Facsimile: (212) 661-7769

         (b) If to a Stockholder, at the address set forth below such Stockholder's name on Schedule I hereto.

             With a copy to:

             Lewis J. Geffen, Esq.
             Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
             One Financial Center
             Boston, Massachusetts 02110
             Facsimile:  (617) 542-2241

      SECTION 5.7. Expenses. Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

      SECTION 5.8. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 5.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

      SECTION 5.10. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

      SECTION 5.11. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

      SECTION 5.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

      SECTION 5.13. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      SECTION 5.14. Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and
(c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

      SECTION 5.15. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

      IN WITNESS WHEREOF, ACQUIROR, Acquisition Subsidiary and the Stockholders have caused this Agreement to be executed as of the date first written above.


                                        STAKE TECHNOLOGY LTD.


                                        By: "Jeremy N. Kendall"
                                            -------------------

                                        Name:  Jeremy N. Kendall
                                        Title: Chairman & CEO


                                        STAKE ACQUISITION CORP.


                                        By:  "Steven R. Bromley"
                                             -------------------

                                        Name:  Steven R. Bromley
                                        Title: President

STOCKHOLDERS


"Arthur J. McEvily"                            "Harry Fields"
--------------------------------               ---------------------------------
Arthur J. McEvily                              Harry Fields


"William R. Carmichael"                        "Glynn C. Morris"
--------------------------------               ---------------------------------
William P. Carmichael                          Glynn C. Morris


"A. S. Clausi                                  "Olivier Suquet"
--------------------------------               ---------------------------------
A.S. Clausi                                    Olivier Suquet


"Scott A. Kumf                                 "Olivier Suquet"
--------------------------------               ---------------------------------
Scott A. Kumf                                  Nouvelle Holding Guyomarc'h S.A.
                                               By: Olivier Suquet
                                                   -----------------------------
                                               Its:
                                                   -----------------------------

                                   Schedule I


-----------------------------------------------------------------------------------------
                                                            Total (Shares
                                             In-the-Money   and in-the-
Name/ Address               No. of Shares    Options        Money Options)   Encumbrances
-------------               -------------    -------        --------------   ------------
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Arthur J. McEvily

c/o Opta Food
Ingredients, Inc.
25 Wiggins Avenue
Bedford, MA 01730              90,325          160,000         250,325
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
William P. Carmichael

808 South Garfield
Hinsdale, IL 60521             43,000           15,000          58,000
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
A.S. Clausi

26 Nearwater Lane
Riverside, CT 06878            24,444           15,000          39,444
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Scott A. Kumf

c/o Opta Food
Ingredients, Inc.
25 Wiggins Avenue
Bedford, MA 01730              20,631          145,000         165,631
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Harry Fields

c/o Fields Associates
28 Stonewall Lane
Mamaroneck, NY 10543           11,500           15,000          26,500
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Glynn C. Morris

355 Rees Street
Playa Del Rey, CA 90293          --             15,000          15,000
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Olivier Suquet

c/o Diana Ingredients
BP 244
56007 Vannes Cedex
France                           --             15,000          15,000
-----------------------------------------------------------------------------------------


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


-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Nouvelle Holding              1,390,574           --          1,390,574
Guyomarc'h S.A.

10 Rue du Colisee 75008
Paris, France 48 01 98 50
-----------------------------------------------------------------------------------------


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